                                EFC BANCORP, INC.
                           OFFER TO PURCHASE FOR CASH
                          UP TO 1,779,233 SHARES OF ITS
                     COMMON STOCK, PAR VALUE $0.01 PER SHARE
                     AT A PURCHASE PRICE NOT LESS THAN $10.00
                         NOR IN EXCESS OF $12.00 PER SHARE


             THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS EXPIRE
                     AT 5:00 P.M.,CENTRAL TIME, ON JUNE 1, 1999
                           UNLESS THE OFFER IS EXTENDED.

EFC Bancorp, Inc., a Delaware corporation ("Company"), invites its shareholders to tender shares of its Common Stock, par value $0.01 per share ("Shares"), at prices, net to the seller in cash, without interest thereon, not less than $10.00 nor in excess of $12.00 per Share specified by such tendering shareholders, upon the terms and subject to the conditions set forth herein and in the related Letter of Transmittal (which together constitute the "Offer"). The Company will determine a single per Share price (not less than $10.00 nor in excess of $12.00 per Share) that it will pay for the Shares validly tendered pursuant to the Offer and not withdrawn ("Purchase Price"), taking into consideration the number of Shares so tendered and the prices specified by the tendering shareholders. The Company will select the Purchase Price that will allow it to purchase 1,779,233 Shares (or such lesser number of Shares as are validly tendered and not withdrawn at prices not less than $10.00 nor in excess of $12.00 per Share) pursuant to the Offer. The Company will purchase all Shares validly tendered at prices at or below the Purchase Price and not withdrawn on or prior to the Expiration Date (as defined in Section 1), upon the terms and subject to the conditions of the Offer, including the provisions thereof relating to proration described herein. The Purchase Price will be paid in cash, net to the seller, without interest thereon, with respect to all Shares purchased. All Shares tendered at prices in excess of the Purchase Price and Shares not purchased because of proration will be returned. Shareholders must complete the section of the Letter of Transmittal relating to the price at which they are tendering Shares in order to validly tender Shares.

THE OFFER IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO OTHER CONDITIONS. SEE SECTION 6.

                                 IMPORTANT

         Any shareholder desiring to tender all or any portion of his or her Shares should either (1) complete and sign the Letter of Transmittal or a facsimile thereof in accordance with the instructions in the Letter of Transmittal, mail or deliver it and any other required documents to LaSalle National Bank ("Depositary"), and either mail or deliver the certificates representing Shares to be tendered to the Depositary along with the Letter of Transmittal or deliver such Shares pursuant to the procedure for book-entry transfer set forth in Section 3, or (2) request his or her broker, dealer, commercial bank, trust company or nominee to effect the transaction for him or her. A shareholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or nominee must contact such broker, dealer, commercial bank, trust company or nominee if he or she desires to tender such Shares. SHAREHOLDERS WHO DESIRE TO TENDER SHARES AND WHOSE CERTIFICATES FOR SUCH SHARES ARE NOT IMMEDIATELY AVAILABLE OR WHO CANNOT COMPLY WITH THE PROCEDURE FOR BOOK-ENTRY TRANSFER BY THE EXPIRATION OF THE OFFER MUST TENDER SUCH SHARES BY FOLLOWING THE PROCEDURES FOR GUARANTEED DELIVERY SET FORTH UNDER "SECTION 3--PROCEDURE FOR TENDERING SHARES."

SHAREHOLDERS MUST PROPERLY COMPLETE THE LETTER OF TRANSMITTAL, INCLUDING THE SECTION OF THE LETTER OF TRANSMITTAL RELATING TO THE PRICE AT WHICH THEY ARE TENDERING SHARES, IN ORDER TO EFFECT A VALID TENDER OF THEIR SHARES.

THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE OFFER. NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO ANY SHAREHOLDER AS TO WHETHER TO TENDER ALL OR ANY SHARES. EACH SHAREHOLDER MUST MAKE HIS OR HER OWN DECISION AS TO WHETHER TO TENDER SHARES AND, IF SO, HOW MANY TO TENDER AND AT WHAT PRICE. EMPLOYEES, DIRECTORS AND EXECUTIVE OFFICERS MAY PARTICIPATE IN THE OFFER ON THE SAME BASIS AS THE COMPANY'S OTHER SHAREHOLDERS. THE COMPANY HAS BEEN ADVISED THAT TWO OF ITS DIRECTORS INTEND TO TENDER SHARES PURSUANT TO THE OFFER. THE COMPANY HAS BEEN ADVISED THAT THE TRUSTEE OF THE COMPANY'S EMPLOYEE STOCK OWNERSHIP PLAN DOES NOT INTEND TO TENDER ANY SHARES PURSUANT TO THE OFFER.

               The Dealer Manager/Information  Agent for the Offer is:

                           KEEFE, BRUYETTE & WOODS, INC.

               The date of this Offer to Purchase is April 22, 1999

         As of April 16, 1999, the Company had issued and outstanding 7,116,934 Shares. There are no currently exercisable stock options and, therefore, no shares have been reserved for issuance under the Company's 1998 Stock-Based Incentive Plan. The 1,779,233 Shares that the Company is offering to purchase pursuant to the Offer represents approximately 25% of the Shares then outstanding. The Shares are traded on the American Stock Exchange ("AMEX"). The Shares trade under the symbol "EFC." On April 16, 1999, the closing price of the Shares as reported on the AMEX was $10 1/16 per Share. Shareholders are urged to obtain current market quotations for the Shares.

         To tender Shares properly, shareholders must complete the section of the Letter of Transmittal relating to the price at which they are tendering Shares.

         Questions or requests for assistance regarding this Offer to Purchase, the Letter of Transmittal or other tender offer materials may be directed to the Dealer Manager/Information Agent toll free at (877) 298-6520. Additional copies of these materials will be furnished promptly at the Company's expense.
Shareholders may also contact their local broker, dealer, commercial bank or trust company for assistance concerning the Offer.

NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY RECOMMENDATION ON BEHALF OF THE COMPANY AS TO WHETHER SHAREHOLDERS SHOULD TENDER SHARES PURSUANT TO THE OFFER. NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED HEREIN OR IN THE RELATED LETTER OF TRANSMITTAL. IF GIVEN OR MADE, SUCH RECOMMENDATION AND SUCH OTHER INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY.

                              TABLE OF CONTENTS


                                                                            Page

INTRODUCTION..................................................................1

         1.       NUMBER OF SHARES; PRORATION.................................2

         2.       TENDERS BY HOLDERS OF FEWER THAN 100 SHARES.................3

         3.       PROCEDURE FOR TENDERING SHARES..............................4

         4.       WITHDRAWAL RIGHTS...........................................6

         5.       ACCEPTANCE FOR PAYMENT OF SHARES AND PAYMENT
                  FOR PURCHASE PRICE..........................................7

         6.       CERTAIN CONDITIONS OF THE OFFER.............................8

         7.       PRICE RANGE OF SHARES; DIVIDENDS............................9

         8.       PURPOSE OF THE OFFER; CERTAIN EFFECTS OF THE OFFER..........9

         9.       CERTAIN INFORMATION CONCERNING THE COMPANY.................11

         10.      SOURCE AND AMOUNT OF FUNDS.................................17

         11.      INTEREST OF DIRECTORS AND EXECUTIVE OFFICERS; TRANSACTIONS
                  AND ARRANGEMENTS CONCERNING SHARES.........................17

         12.      EFFECTS OF THE OFFER ON THE MARKET FOR SHARES; REGISTRATION
                  UNDER THE EXCHANGE ACT.....................................19

         13.      CERTAIN LEGAL MATTERS; REGULATORY APPROVALS................19

         14.      CERTAIN FEDERAL INCOME TAX CONSEQUENCES....................20

         15.      EXTENSION OF TENDER PERIOD; TERMINATION; AMENDMENTS........23

         16.      FEES AND EXPENSES..........................................23

         17.      ADDITIONAL INFORMATION.....................................24

         18.      MISCELLANEOUS..............................................24

To the Holders of Shares of Common Stock of EFC Bancorp, Inc.:

                                   INTRODUCTION

         EFC Bancorp, Inc., a Delaware corporation ("Company"), invites its shareholders to tender shares of its Common Stock, par value $0.01 per share ("Shares"), at a price, net to the seller in cash, without interest thereon, not less than $10.00 nor in excess of $12.00 per Share specified by such tendering shareholders, upon the terms and subject to the conditions set forth herein and in the related Letter of Transmittal (which together constitute the "Offer").

         The Company will determine a single per Share price (not less than $10.00 nor in excess of $12.00 per Share) that it will pay for the Shares validly tendered pursuant to the Offer and not withdrawn ("Purchase Price"), taking into account the number of Shares so tendered and the prices specified by tendering shareholders. The Company will select the Purchase Price that will allow it to purchase 1,779,233 shares (or such lesser number of Shares as is validly tendered and not withdrawn at prices not less than $10.00 nor in excess of $12.00 per Share) pursuant to the Offer. The Company will purchase all Shares validly tendered at prices at or below the Purchase Price and not withdrawn on or prior to the Expiration Date (as defined in Section 1), upon the terms and subject to the conditions of the Offer, including the provisions relating to proration described below. The Purchase Price will be paid in cash, net to the seller, without interest thereon, with respect to all Shares purchased. Shares tendered at prices in excess of the Purchase Price and Shares not purchased because of proration will be returned.

         THE OFFER IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS. SEE
SECTION 6.

         If more than 1,779,233 shares have been validly tendered at or below the Purchase Price and not withdrawn on or prior to the Expiration Date, the Company will purchase Shares first from shareholders who owned beneficially as of the close of business on April 16, 1999, and continue to own beneficially as of the Expiration Date, an aggregate of fewer than 100 Shares who properly tender all their Shares at or below the Purchase Price, and then on a pro rata basis from all other shareholders who validly tender Shares at or below the Purchase Price. See Sections 1 and 2. Tendering shareholders will not be obligated to pay brokerage commissions, solicitation fees or, subject to the Instructions to the Letter of Transmittal, stock transfer taxes on the purchase of Shares by the Company. The Company will pay the expenses of Keefe, Bruyette & Woods, Inc.("Dealer Manager/Information Agent") and LaSalle National Bank ("Depositary") incurred in connection with the Offer. See Section 16. ANY TENDERING SHAREHOLDER OR OTHER PAYEE WHO FAILS TO COMPLETE AND SIGN THE SUBSTITUTE FORM W-9 THAT IS INCLUDED IN THE LETTER OF TRANSMITTAL MAY BE SUBJECT TO UNITED STATES FEDERAL INCOME TAX BACKUP WITHHOLDING EQUAL TO 31% OF THE GROSS PROCEEDS PAYABLE TO SUCH SHAREHOLDER OR OTHER PAYEE PURSUANT TO THE OFFER. SEE SECTIONS 3 AND 14.

         THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE OFFER. NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS, HOWEVER, MAKES ANY RECOMMENDATION TO ANY SHAREHOLDER AS TO WHETHER TO TENDER ALL OR ANY SHARES. EACH SHAREHOLDER MUST MAKE HIS OR HER OWN DECISION AS TO WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND AT WHAT PRICE. EMPLOYEES, OFFICERS AND DIRECTORS OF THE COMPANY MAY PARTICIPATE IN THE OFFER ON THE SAME BASIS AS THE COMPANY'S OTHER SHAREHOLDERS. THE COMPANY HAS BEEN ADVISED THAT TWO OF ITS DIRECTORS INTEND TO TENDER SHARES PURSUANT TO THE OFFER. THE COMPANY HAS BEEN ADVISED THAT THE TRUSTEE OF THE COMPANY'S EMPLOYEE STOCK OWNERSHIP PLAN ("ESOP") DOES NOT INTEND TO TENDER ANY SHARES PURSUANT TO THE OFFER.

         As of April 16, 1999, the Company had issued and outstanding 7,116,934 Shares. The 1,779,233 shares that the Company is offering to purchase pursuant to the Offer represent approximately 25% of the Shares then outstanding.

         The Shares are traded on the AMEX. The Shares trade under the symbol "EFC." On April 16, 1999 the closing price of the Shares on the AMEX was $10 1/16 per Share. See Section 7. SHAREHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES.

         Questions and requests for assistance may be directed to the Dealer Manager/Information Agent.

                        Keefe, Bruyette & Woods, Inc
                            211 Bradenton Avenue
                           Dublin, Ohio 43017-3541
                          Toll free. (877) 298-6520


                     1.  NUMBER OF SHARES; PRORATION


         Upon the terms and subject to the conditions described herein and in the Letter of Transmittal, the Company will purchase up to 1,779,233 shares that are validly tendered on or prior to the Expiration Date (as defined below) (and not properly withdrawn in accordance with Section 4) at a price (determined in the manner set forth below) not less than $10.00 nor in excess of $12.00 per Share. The later of 5:00 p.m., Central Time, on June 1, 1999, or the latest time and date to which the Offer is extended pursuant to Section 15, is referred to herein as the "Expiration Date." If the Offer is oversubscribed as described below, only Shares tendered at or below the Purchase Price on or prior to the Expiration Date will be eligible for proration. The proration period also expires on the Expiration Date.

         The Company will determine the Purchase Price taking into consideration the number of Shares so tendered and the prices specified by tendering shareholders. The Company will select the Purchase Price that will allow it to purchase 1,779,233 shares (or such lesser number of Shares as is validly tendered and not withdrawn at prices not less than $10.00 nor in excess of $12.00 per Share) pursuant to the Offer. Subject to Section 15, the Company reserves the right to purchase more than 1,779,233 Shares pursuant to the Offer, but does not currently plan to do so. The OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS. SEE SECTION 6.

         In accordance with Instruction 5 of the Letter of Transmittal, each shareholder who wishes to tender Shares must specify the price (not less than $10.00 nor in excess of $12.00 per Share) at which such shareholder is willing to have the Company purchase such Shares or, if such shareholder does not wish to specify a Purchase Price, he or she may check the box on the Letter of Transmittal indicating that the Shares are being tendered at the Purchase Price determined by the Company in accordance with the terms of the Offer. As promptly as practicable following the Expiration Date, the Company will determine the Purchase Price (not less than $10.00 nor in excess of $12.00 per Share) that it will pay for Shares validly tendered and not withdrawn pursuant to the Offer, taking into account the number of Shares so tendered and the prices specified by tendering shareholders. All Shares purchased pursuant to the Offer will be purchased at the Purchase Price. All Shares not purchased pursuant to the Offer, including Shares tendered at prices greater than the Purchase Price and Shares not purchased because of proration, will be returned to the tendering shareholders at the Company's expense as promptly as practicable following the Expiration Date.

         Upon the terms and subject to the conditions of the Offer, if 1,779,233 or fewer Shares have been validly tendered at or below the Purchase Price and not withdrawn on or prior to the Expiration Date, the Company will purchase all such Shares. Upon the terms and subject to the conditions of the Offer, if more than 1,779,233 shares have been validly tendered at or below the Purchase Price and not withdrawn on or prior to the Expiration Date, the Company will purchase Shares in the following order of priority:

         (a) first, all Shares validly tendered at or below the Purchase Price and not withdrawn on or prior to the Expiration Date by or on behalf of any shareholder who owned beneficially, as of the close of business on April 16, 1999 and continues to own beneficially as of the Expiration Date, an aggregate of fewer than 100 Shares and who validly tenders all of such Shares (partial tenders will not qualify for this preference) and completes the box captioned "Odd Lots" on the Letter of Transmittal; and

         (b) then, after purchase of all of the foregoing Shares, all other Shares validly tendered at or below the Purchase Price and not withdrawn on or prior to the Expiration Date on a pro rata basis, if necessary (with appropriate adjustments to avoid purchases of fractional Shares).

         If proration of tendered Shares is required, (i) because of the difficulty in determining the number of Shares validly tendered, and (ii) as a result of the "odd lot" procedure described in Section 2, the Company does not expect that it would be able to announce the final proration factor or to commence payment for any Shares purchased pursuant to the Offer until approximately seven (7) trading days after the Expiration Date. Preliminary results of proration will be announced by press release as promptly as practicable after the Expiration Date. Holders of Shares also may obtain such preliminary information from the Dealer Manager/Information Agent.

         As described under "Section 14--Certain Federal Income Tax Consequences," the number of Shares that the Company will purchase from a shareholder may affect the federal income tax consequences to the shareholder of such purchase and therefore may be relevant to a shareholder's decision whether to tender Shares. Each shareholder should consult his or her own tax advisor as to the particular federal income tax consequences to that shareholder of tendering Shares pursuant to the Offer and the applicability and effect of any state, local or foreign tax laws and recent changes in applicable tax laws.

         The Company expressly reserves the right, in its sole discretion, at any time or from time to time, to extend the period of time during which the Offer is open by giving oral or written notice of such extension to the Depositary and making a public announcement thereof. See Section 15. There can be no assurance, however, that the Company will exercise its right to extend the Offer.

         For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m.- through 12:00 midnight, Central Time.

         Copies of this Offer to Purchase and the related Letter of Transmittal are being mailed to record holders of Shares and will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the Company's shareholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.


                    2. TENDERS BY HOLDERS OF FEWER THAN 100 SHARES

         All Shares validly tendered at or below the Purchase Price and not withdrawn on or prior to the Expiration Date by or on behalf of any shareholder who owned beneficially, as of the close of business on April 16, 1999, and continues to own beneficially as of the Expiration Date, an aggregate of fewer than 100 Shares, will be accepted for purchase before proration, if any, of other tendered Shares. Partial tenders will not qualify for this preference, and it is not available to beneficial holders of 100 or more Shares, even if such holders have separate stock certificates for fewer than 100 Shares. By accepting the Offer, a shareholder owning beneficially fewer than 100 Shares will avoid the payment of brokerage commissions and the applicable odd lot discount payable in a sale of such Shares in a transaction effected on a securities exchange.

         As of April 16, 1999, there were approximately 3,460 holders of record of Shares. Approximately 414 of these holders of record held individually fewer than 100 Shares and held in the aggregate approximately 16,314 Shares. Because of the large number of Shares held in the names of brokers and nominees, the Company is unable to determine the exact number of beneficial owners of fewer than 100 Shares or the aggregate number of Shares they own. Any shareholder wishing to tender all of his or her Shares pursuant to this Section should complete the box captioned "Odd Lots" on the Letter of Transmittal.

                       3.  PROCEDURE FOR TENDERING SHARES

         To tender Shares validly pursuant to the Offer, a properly completed and duly executed Letter of Transmittal or facsimile thereof, together with any required signature guarantees and any other documents required by the Letter of Transmittal, must be received by the Depositary at its address set forth on the back cover of this Offer to Purchase and either (i) certificates for the Shares to be tendered must be received by the Depositary at such address, (ii) such Shares must be delivered pursuant to the procedures for book-entry transfer described below (and a confirmation of such delivery received by the Depositary), or (iii) the tendering shareholder must comply with the guaranteed delivery procedure described below, in each case on or prior to the Expiration Date.

         IN ACCORDANCE WITH INSTRUCTION 5 OF THE LETTER OF TRANSMITTAL, IN ORDER TO TENDER SHARES PURSUANT TO THE OFFER, A SHAREHOLDER MUST INDICATE IN THE SECTION CAPTIONED "PRICE (IN DOLLARS) PER SHARE AT WHICH SHARES ARE BEING TENDERED" ON THE LETTER OF TRANSMITTAL: (1) THE PRICE (IN MULTIPLES OF FIFTY CENTS) AT WHICH SUCH SHARES ARE BEING TENDERED; OR (2) THAT THE SHARES ARE BEING TENDERED AT THE PURCHASE PRICE DETERMINED BY THE COMPANY IN ACCORDANCE WITH THE TERMS OF THE OFFER.

         Shareholders wishing to tender Shares at more than one price must complete separate Letters of Transmittal for each price at which such Shares are being tendered. The same Shares cannot be tendered at more than one price. FOR A TENDER OF SHARES TO BE VALID, A PRICE BOX, BUT ONLY ONE PRICE BOX, OR THE BOX INDICATING THAT THE SHARES ARE BEING TENDERED AT THE PURCHASE PRICE DETERMINED BY THE COMPANY MUST BE CHECKED ON EACH LETTER OF TRANSMITTAL.

         In addition, Odd Lot Holders who tender all such Shares must complete the box captioned "Odd Lots" on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery, in order to qualify for the preferential treatment available to Odd Lot Holders as described in Section 2.

         The Depositary will establish an account with respect to the Shares at the Depository Trust Company (hereinafter referred to as the "Book-Entry Transfer Facility") for purposes of the Offer within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account in accordance with the procedures of such Book-Entry Transfer Facility. Although delivery of Shares may be effected through book-entry transfer, a properly completed and duly executed Letter of Transmittal or a manually signed copy thereof, or an Agent's Message (as defined below), together with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by the Depositary at its address set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date. Delivery of required documents to the Book-Entry Transfer Facility in accordance with its procedures does not constitute delivery to the Depositary and will not constitute a valid tender.

         The term "Agent's Message" means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a book-entry confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Company may enforce such agreement against the participant.

         Except as set forth below, all signatures on a Letter of Transmittal must be guaranteed by a firm that is a member of a registered national securities exchange or the National Association of Securities Dealers, Inc., or by a commercial bank, a trust company, a savings bank, a savings and loan association or a credit union which has membership in an approved Signature Guarantee Medallion Program (each of the foregoing being referred to as an "Eligible Institution"). Signatures on a Letter of Transmittal need not be guaranteed if (a) the Letter of Transmittal is signed by the registered holder of the Shares (which term, for the purposes of this Section, includes any participant in the Book-Entry Transfer Facility whose name appears on a security position listing as the holder of the Shares) tendered therewith and such holder has not completed the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on the Letter of Transmittal or (b) such Shares are tendered for the account of an Eligible Institution. See Instructions 1 and 6 of the Letter of Transmittal.

         If a shareholder desires to tender Shares pursuant to the Offer and such shareholder's certificates are not immediately available (or the procedures for book-entry transfer cannot be completed on a timely basis) or time will not permit all required documents to reach the Depositary by the Expiration Date, such Shares may nevertheless be tendered provided that all of the following conditions are satisfied:

         (a) such tender is made by or through an Eligible Institution;

         (b) the Depositary receives (by hand, mail, telegram or facsimile transmission), on or prior to the Expiration Date, a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form the Company has provided with this Offer to Purchase (indicating the price at which the Shares are being tendered) and includes a guarantee by an Eligible Institution in the form set forth in such Notice; and

         (c) the certificates for all tendered Shares in proper form for transfer (or confirmation of book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility), together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof) and any other documents required by the Letter of Transmittal, are received by the Depositary within three AMEX trading days after the date the Depositary receives such Notice of Guaranteed Delivery.

         THE METHOD OF DELIVERY OF SHARES AND ALL OTHER REQUIRED DOCUMENTS IS AT THE OPTION AND RISK OF THE TENDERING SHAREHOLDER. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED IN ALL CASES. SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY.

TO PREVENT UNITED STATES FEDERAL INCOME TAX BACKUP WITHHOLDING EQUAL TO 31% OF THE GROSS PAYMENTS MADE PURSUANT TO THE OFFER, EACH TENDERING SHAREHOLDER MUST PROVIDE THE DEPOSITARY WITH SUCH SHAREHOLDER'S CORRECT TAXPAYER IDENTIFICATION NUMBER AND CERTAIN OTHER INFORMATION BY PROPERLY COMPLETING THE SUBSTITUTE FORM W-9 INCLUDED IN THE LETTER OF TRANSMITTAL. FOREIGN SHAREHOLDERS (AS DEFINED IN
SECTION 14) MUST SUBMIT A PROPERLY COMPLETED FORM W-8 (WHICH MAY BE OBTAINED FROM THE DEPOSITARY) IN ORDER TO PREVENT BACKUP WITHHOLDING. IN GENERAL, BACKUP WITHHOLDING DOES NOT APPLY TO CORPORATIONS OR TO FOREIGN SHAREHOLDERS SUBJECT TO 30% (OR LOWER TREATY RATE) WITHHOLDING ON GROSS PAYMENTS RECEIVED PURSUANT TO THE OFFER (AS DISCUSSED IN SECTION 14). FOR A DISCUSSION OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES TO TENDERING SHAREHOLDERS, SEE SECTION 14. EACH SHAREHOLDER IS URGED TO CONSULT WITH HIS OR HER OWN TAX ADVISOR REGARDING HIS, HER OR ITS QUALIFICATION FOR EXEMPTION FROM BACKUP WITHHOLDING AND THE PROCEDURE FOR OBTAINING ANY APPLICABLE EXEMPTION.

         It is a violation of Rule 14e-4 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), for a person to tender Shares for his or her own account unless the person so tendering (i) has a net long position equal to or greater than the amount of (x) Shares tendered or (y) other securities immediately convertible into, exercisable or exchangeable for the amount of Shares tendered and will acquire such Shares for tender by conversion, exercise or exchange of such other securities, and (ii) will cause such Shares to be delivered in accordance with the terms of the Offer. Rule 14e-4 provides a similar restriction applicable to the tender on behalf of another person. The tender of Shares pursuant to any one of the procedures described above will constitute the tendering shareholder's representation and warranty that (i) such shareholder has a net long position in the Shares being tendered within the meaning of Rule 14e-4 promulgated under the Exchange Act, and (ii) the tender of such Shares complies with Rule 14e-4. The Company's acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering shareholder and the Company upon the terms and subject to the conditions of the Offer.

         All questions as to the Purchase Price, the form of documents, the number of Shares to be accepted and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by the Company, in its sole discretion, which determination shall be final and binding on all parties. The Company reserves the absolute right to reject any or all tenders of Shares that it determines are not in proper form or the acceptance for payment of or payment for Shares that may, in the opinion of the Company's counsel, be unlawful. The Company also reserves the absolute right to waive any defect or irregularity in any tender of any particular Shares. None of the Company, the Dealer Manager/Information Agent, the Depositary or any other person is or will be under any duty to give notice of any defect or irregularity in tenders, nor shall any of them incur any liability for failure to give any such notice.

         CERTIFICATES FOR SHARES, TOGETHER WITH A PROPERLY COMPLETED LETTER OF TRANSMITTAL (OR, IN THE CASE OF A BOOK-ENTRY TRANSFER, AN AGENT'S MESSAGE) AND ANY OTHER DOCUMENTS REQUIRED BY THE LETTER OF TRANSMITTAL, MUST BE DELIVERED TO THE DEPOSITARY AND NOT TO THE COMPANY. ANY SUCH DOCUMENTS DELIVERED TO THE
COMPANY WILL NOT BE FORWARDED TO THE DEPOSITARY AND THEREFORE WILL NOT BE PROPERLY TENDERED.

                           4.  WITHDRAWAL RIGHTS

         Tenders of Shares made pursuant to the Offer may be withdrawn at any time prior to the Expiration Date. Thereafter, such tenders are irrevocable, except that they may be withdrawn after 12:00 midnight, Central Time, June 1, 1999 unless previously accepted for payment by the Company as provided in this Offer to Purchase. If the Company extends the period of time during which the Offer is open, is delayed in purchasing Shares or is unable to purchase Shares pursuant to the Offer for any reason, then, without prejudice to the Company's rights under the Offer, the Depositary may, on behalf of the Company, retain all Shares tendered, and such Shares may not be withdrawn except as otherwise provided in this Section 4, subject to Rule 13e-4(f)(5) under the Exchange Act, which provides that the issuer making the tender offer shall either pay the consideration offered, or return the tendered securities promptly after the termination or withdrawal of the tender offer.

         Tenders of Shares made pursuant to the Offer may not be withdrawn after the Expiration Date, except that they may be withdrawn after 12:00 midnight, Central Time, June 1, 1999, unless accepted for payment by the Company as provided in this Offer to Purchase. For a withdrawal to be effective prior to that time, a shareholder of Shares held in physical form must provide a written, telegraphic or facsimile transmission notice of withdrawal to the Depositary at its address set forth on the back cover page of this Offer to Purchase before the Expiration Date, which notice must contain: (A) the name of the person who tendered the Shares; (B) a description of the Shares to be withdrawn (including the number of Shares being withdrawn); (C) the certificate numbers shown on the particular certificates evidencing such Shares; (D) the signature of such shareholder executed in the same manner as the original signature on the Letter of Transmittal (including any signature guarantee (if such original signature was guaranteed)); and (E) if such Shares are held by a new beneficial owner, evidence satisfactory to the Company that the person withdrawing the tender has succeeded to the beneficial ownership of the Shares. A purported notice of withdrawal which lacks any of the required information will not be an effective withdrawal of a tender previously made.

         A shareholder of Shares held with the Book-Entry Transfer Facility must call such shareholder's broker and instruct such broker to withdraw such tender of Shares and instruct such broker to provide a written, telegraphic or facsimile transmission notice of withdrawal to the Depositary on or before the Expiration Date. A purported notice of withdrawal, which lacks any of the applicable required information noted above, will not be an effective withdrawal of a tender previously made.

         Any permitted withdrawals of tenders of Shares may not be rescinded, and any Shares so withdrawn will thereafter be deemed not validly tendered for purposes of the Offer; provided, however, that withdrawn Shares may be re-tendered by following the procedures for tendering prior to the Expiration Date.

         All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by the Company, in its sole discretion, which determination shall be final and binding on all parties. None of the Company, the Dealer Manager/Information Agent, the Depositary or any other person is or will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or incur any liability for failure to give any such notification.

       5.  ACCEPTANCE FOR PAYMENT OF SHARES AND PAYMENT OF PURCHASE PRICE

         Upon the terms and subject to the conditions of the Offer and as promptly as practicable after the Expiration Date, the Company will determine the Purchase Price, taking into consideration the number of Shares tendered and the prices specified by tendering shareholders, announce the Purchase Price, and (subject to the proration provisions of the Offer) accept for payment and pay the Purchase Price for Shares validly tendered and not withdrawn at or below the Purchase Price. Thereafter, payment for all Shares validly tendered on or prior to the Expiration Date and accepted for payment pursuant to the Offer will be made by the Depositary by check as promptly as practicable. In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates for such Shares (or of a timely confirmation of a book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility), a properly completed and duly executed Letter of Transmittal or a manually signed copy thereof, with any required signature guarantees, or, in the case of a book-entry delivery, an Agent's Message, and any other required documents.

         For purposes of the Offer, the Company shall be deemed to have accepted for payment (and thereby purchased), subject to proration, Shares that are validly tendered and not withdrawn as of and when it gives oral or written notice to the Depositary of the Company's acceptance for payment of such Shares. In the event of proration, the Company will determine the proration factor and pay for those tendered Shares accepted for payment as soon as practicable after the Expiration Date. However, the Company does not expect to be able to announce the final results of any such proration until approximately seven (7) trading days after the Expiration Date. The Company will pay for Shares that it has purchased pursuant to the Offer by depositing the aggregate Purchase Price therefor with the Depositary. The Depositary will act as agent for tendering shareholders for the purpose of receiving payment from the Company and transmitting payment to tendering shareholders. Under no circumstances will interest be paid on amounts to be paid to tendering shareholders, regardless of any delay in making such payment.

         Certificates for all Shares not purchased, including all Shares tendered at prices greater than the Purchase Price and Shares not purchased because of proration, will be returned (or, in the case of Shares tendered by book-entry transfer, such Shares will be credited to an account maintained with the Book-Entry Transfer Facility by the participant therein who so delivered such Shares) as promptly as practicable following the Expiration Date without expense to the tendering shareholder.

         Payment for Shares may be delayed in the event of difficulty in determining the number of Shares properly tendered or if proration is required. See Section 1. In addition, if certain events occur, the Company may not be obligated to purchase Shares pursuant to the Offer. See Section 6.

         The Company will pay or cause to be paid any stock transfer taxes with respect to the sale and transfer of any Shares to it or its order pursuant to the Offer. If, however, payment of the Purchase Price is to be made to, or a portion of the Shares delivered (whether in certificated form or by book entry) but not tendered or not purchased are to be registered in the name of, any person other than the registered holder, or if tendered Shares are registered in the name of any person other than the person signing the Letter of Transmittal (unless such person is signing in a representative or fiduciary capacity), the amount of any stock transfer taxes (whether imposed on the registered holder, such other person or otherwise) payable on account of the transfer to such person will be deducted from the Purchase Price unless satisfactory evidence of the payment of such taxes, or exemption therefrom, is submitted. See Instruction 7 to the Letter of Transmittal.

         ANY TENDERING SHAREHOLDER OR OTHER PAYEE WHO FAILS TO COMPLETE FULLY AND SIGN THE SUBSTITUTE FORM W-9 INCLUDED IN THE LETTER OF TRANSMITTAL (OR, IN THE CASE OF A FOREIGN INDIVIDUAL, A FORM W-8) MAY BE SUBJECT TO REQUIRED FEDERAL INCOME TAX WITHHOLDING OF 31% OF THE GROSS PROCEEDS PAID TO SUCH SHAREHOLDER OR OTHER PAYEE PURSUANT TO THE OFFER SEE SECTION 3.

                      6. CERTAIN CONDITIONS OF THE OFFER

         Notwithstanding any other provision of the Offer, the Company will not be required to accept for payment or pay for any Shares tendered, and may terminate or amend and may postpone (subject to the requirements of the Exchange Act for prompt payment for or return of Shares tendered) the acceptance for payment of Shares tendered, if at any time after April 16, 1999 and at or before the Expiration Date, any of the following shall have occurred.

         (a) there shall have been threatened, instituted or pending any action or proceeding by any government or governmental, regulatory or administrative agency or authority or tribunal or any other person, domestic or foreign, or before any court, authority, agency or tribunal that: (i) challenges the acquisition of Shares pursuant to the Offer or otherwise in any manner relates to or affects the Offer; or (ii) in the reasonable judgment of the Company, could materially and adversely affect the business, condition (financial or other), income, operations or prospects of the Company and its subsidiary, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of the business of the Company or its subsidiary or materially impair the Offer's contemplated benefits to the Company,

         (b) there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or the Company or its subsidiary, by any legislative body, court, authority, agency or tribunal which, in the Company's reasonable judgment, would or might directly or indirectly: (i) make the acceptance for payment of, or payment for, some or all of the Shares illegal or otherwise restrict or prohibit consummation of the Offer; (ii) delay or restrict the ability of the Company, or render the Company unable, to accept for payment or pay for some or all of the Shares; (iii) materially impair the contemplated benefits of the Offer to the Company; or (iv) materially affect the business, condition (financial or other), income, operations or prospects of the Company and its subsidiary, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of the business of the Company or its subsidiary;

         (c) there shall have occurred: (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market; (ii) any significant decline in the market price of the Shares or in the general level of market prices of equity securities in the United States or abroad; (iii) any change in the general political, market, economic or financial condition in the United States or abroad that, in the Company's reasonable judgment, could have a material adverse effect on the Company's business, condition (financial or otherwise), income, operations, prospects or ability to obtain financing generally or the trading in the Shares; (iv) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any limitation on, or any event which, in the Company's reasonable judgment, might affect the extension of credit by lending institutions in the United States; (v) the commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States; or (vi) in the case of any of the foregoing existing at the time of the commencement of the Offer, in the Company's reasonable judgment, a material acceleration or worsening thereof,

         (d) a tender or exchange offer with respect to some or all of the Shares (other than the Offer), or a merger, acquisition or other business combination proposal for the Company, shall have been proposed, announced or made by another person or group (within the meaning of Section 13(d)(3) of the Exchange Act);

         (e) there shall have occurred any event or events that has resulted, or may in the reasonable judgment of the Company result, directly or indirectly, in an actual or threatened change in the business, condition (financial or other), income, operations, stock ownership or prospects of the Company and its subsidiary;

and, in the reasonable judgment of the Company, such event or events make it undesirable or inadvisable to proceed with the Offer or with such acceptance for payment.

         The foregoing conditions are for the sole benefit of the Company and may be asserted by the Company regardless of the circumstances (including any action or inaction by the Company) giving rise to any such condition, and any such condition may be waived by the Company, in whole or in part, at any time and from time to time in its reasonable discretion. The failure by the Company at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Any determination by the Company concerning the events described above will be final and binding on all parties.

         Acceptance of Shares validly tendered in the Offer is subject to the condition that, as of the Expiration Date, and after giving pro forma effect to the acceptance of Shares validly tendered, the Company would continue to have at least 400 shareholders of record and the Shares would remain listed for quotation on the AMEX. This condition may not be waived.

         The Exchange Act requires that all conditions to the Offer must be satisfied or waived before the Expiration Date.


                        7.  PRICE RANGE OF SHARES; DIVIDENDS

         The following table sets forth the high and low sales prices, and dividends declared, for the shares as reported on the AMEX for the periods indicated.

                                                                      DIVIDENDS
                                     HIGH              LOW             DECLARED
                                ------------     --------------      -----------
Fiscal 1998
   3rd Quarter................      $14               $10                --
   4th Quarter................      $12 1/2           $9 1/8             --


Fiscal 1999
   1st Quarter................      $11 7/8           $9 3/8             $0.10
   March 31, 1999


         The stock began trading on April 6, 1998. Consequently, no trading information is available prior to that date. On April 16, 1999, the closing price of the Shares on the AMEX was $10 1/16 per Share. SHAREHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES.


                8. PURPOSE OF THE OFFER; CERTAIN EFFECTS OF THE OFFER

         The Company believes that the purchase of Shares is an attractive use of a portion of the Company's available capital on behalf of its shareholders and is consistent with the Company's long-term goal of increasing shareholder value. The Company believes it has adequate sources of capital to complete the Share repurchase and pursue business opportunities.

         Over time, the Company's profitable operations have contributed to the growth of a capital base that exceeds all applicable regulatory standards and the amount of capital needed to support the Company's banking business. After evaluating a variety of alternatives to utilize more effectively its capital base and to attempt to maximize shareholder value, the Company's management and its Board of Directors believe that the purchase of Shares pursuant to the Offer is a positive action that is intended to accomplish the desired objective of increasing shareholder value.

         Other actions previously employed, including an open market purchase of Shares, and the declaration of a quarterly dividend, have enhanced shareholder value, but capital remains at high levels. The Offer is designed to restructure the Company's balance sheet in order to increase return on equity by reducing the amount of equity outstanding. Based upon the current market price of its Shares, the Company believes that the purchase of Shares is an attractive use of its funds. Following the purchase of the Shares, the Company believes funds provided by earnings, combined with its other sources of liquidity, will be fully adequate to meet its funding needs for the foreseeable future. Upon completion of the Offer, the Company expects that the Company and its wholly owned subsidiary, Elgin Financial

Savings Bank ("Bank"), will continue to maintain the highest regulatory ranking for capital, which is designated as "well capitalized" under the prompt corrective action scheme enacted by the Federal Deposit Insurance Corporation Improvement Act of 1991. Furthermore, the Company is aware of certain accounting rules applicable to a business combination. The ability to enter into a transaction that may be accounted for as a "pooling of interests" in the future pursuant to applicable accounting rules and standards has also been considered by the Company as they consider alternative shareholder enhancement vehicles.

         The Offer will enable shareholders who are considering the sale of all or a portion of their Shares the opportunity to determine the price or prices (not less than $10.00 nor in excess of $12.00 per Share) at which they are willing to sell their Shares, and, if any such Shares are purchased pursuant to the Offer, to sell those Shares for cash without the usual transaction costs associated with open-market sales. The Offer may also give shareholders the opportunity to sell Shares at prices greater than market prices prevailing prior to the announcement of the Offer. See Section 7. In addition, qualifying shareholders owning beneficially fewer than 100 Shares, whose Shares are purchased pursuant to the Offer, not only will avoid the payment of brokerage commissions but will also avoid any applicable odd lot discounts to the market price typically charged by brokers for executing odd lot trades.

         Shareholders who do not tender their Shares pursuant to the Offer and shareholders who otherwise retain an equity interest in the Company as a result of a partial tender of Shares or a proration pursuant to Section 1 of the Offer will continue to be owners of the Company with the attendant risks and rewards associated with owning the equity securities of the Company. As noted above, the Company, following completion of the Offer, will maintain the highest regulatory capital ranking Consequently, the Company believes that shareholders will not be subject to materially greater risk as a result of the reduction of the capital base.

         Shareholders who determine not to accept the Offer will realize a proportionate increase in their relative equity interest in the Company and, thus, in the Company's earnings and assets, subject to any risks resulting from the Company's purchase of Shares and the Company's ability to issue additional equity securities in the future. Finally, the Offer may prohibit the Company's ability to qualify for pooling-of-interests accounting treatment for any merger transaction for approximately the next two years.

         If fewer than 1,779,233 shares are purchased pursuant to the Offer, the Company may repurchase the remainder of such Shares on the open market, in privately negotiated transactions or otherwise. In the future, the Company may determine to purchase additional Shares on the open market, in privately negotiated transactions, through one or more tender offers or otherwise. Any such purchases may be on the same terms as, or on terms which are more or less favorable to shareholders than, the terms of the Offer. However, Rule 13e-4 under the Exchange Act prohibits the Company and its affiliates from purchasing any Shares, other than pursuant to the Offer, until at least ten business days after the Expiration Date. Any future purchases of Shares by the Company would depend on many factors, including the market price of the Shares, the Company's business and financial position, and general economic and market conditions.

         Shares the Company acquires pursuant to the Offer will be restored to the status of authorized and unissued Shares and will be available for the Company to issue without further shareholder action (except as required by applicable law or the rules of the AMEX or any other securities exchange on which the Shares are listed) for purposes including, but not limited to, the acquisition of other businesses, the raising of additional capital for use in the Company's business and the satisfaction of obligations under existing or future employee benefit plans. The Company has no current plans for reissuance of the Shares repurchased pursuant to the Offer.

         NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO ANY SHAREHOLDER AS TO WHETHER TO TENDER ALL OR ANY SHARES. EACH SHAREHOLDER MUST MAKE HIS OR HER DECISION WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND AT WHAT PRICE. EMPLOYEES, OFFICERS AND DIRECTORS OF THE COMPANY MAY PARTICIPATE IN THE OFFER ON THE SAME BASIS AS THE COMPANY'S OTHER SHAREHOLDERS. THE COMPANY HAS BEEN ADVISED THAT TWO OF ITS DIRECTORS INTEND TO TENDER SHARES PURSUANT TO THE OFFER. THE COMPANY HAS BEEN ADVISED THAT THE TRUSTEE OF THE COMPANY'S ESOP DOES NOT INTEND TO TENDER ANY SHARES PURSUANT TO THE OFFER.

                   9. CERTAIN INFORMATION CONCERNING THE COMPANY

General

         EFC Bancorp, Inc, a Delaware corporation, was organized for the purpose of becoming the holding company for the Bank upon the Bank's conversion from an Illinois state-chartered mutual to an Illinois state-chartered stock savings bank ("Conversion"). The Conversion was completed on April 3, 1998. At December 31, 1998, the Company had total assets of $420.9 million, total deposits of $269.6 million and shareholders' equity of $88.8 million.

         The Bank is an Illinois chartered savings bank regulated by the Illinois State Banking Department and its deposits are insured up to applicable limits under the Savings Association Insurance Fund ("SAIF") of the Federal Deposit Insurance Corporation ("FDIC"). The Bank also is a member of the Federal Home Loan Bank ("FHLB") System.

         The Bank is a community-oriented savings bank whose principle business consists of accepting retail deposits from the general public in its primary market area, consisting of those areas surrounding its full-service branch offices, and investing those deposits together with funds generated from operations and borrowings primarily in mortgage loans, and to a much lesser extent, on commercial property and multi-family loans, construction and land loans, commercial business loans, home equity loans and automobile and passbook savings loans.

                  SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA AND
                SUMMARY UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA

         The following summary historical consolidated financial data has been derived from the consolidated financial statements of the Company. The data should be read in conjunction with the consolidated financial statements and notes thereto included in the Company's Annual Report on Form 10-K for the year ended December 31, 1998. A copy of this report may be obtained as described in
Section 17 of this Offer. The income statement data for the years ended December 31, 1998 and 1997 and the balance sheet data as of the same dates have been derived from the audited consolidated financial statements of the Company.

         The following summary unaudited pro forma consolidated financial data has been derived from the historical consolidated financial statements of the Company. Such information has not been adjusted for certain costs and expenses to be incurred as a result of the purchase of Shares pursuant to the Offer. The summary unaudited pro forma consolidated financial data should be read in conjunction with the summary historical consolidated financial data included herein. The pro forma income statement data and balance sheet data are not necessarily indicative of the financial position or results of operations that would have been obtained had the Offer been completed as of the dates indicated.



                                EFC BANCORP, INC.
                      HISTORICAL CONSOLIDATED BALANCE SHEET



                                                                                                 AT DECEMBER 31,
                                                                                     -----------------------------------
                                                                                          1998                1997
                                                                                     --------------       --------------
                                                                                               (IN THOUSANDS)
Assets:
   Cash and cash equivalents:
      On hand and in banks.........................................................        $  2,217        $  1,965
      Interest-bearing deposits with financial institutions........................          21,063           8,134
   Loans receivable, net...........................................................         308,990         246,695
   Mortgage-backed securities available-for-sale, at fair value....................          17,880          20,163
   Investment securities available-for-sale at fair value..........................          57,637          45,484
   Foreclosed real estate..........................................................             193              99
   Stock in Federal Home Loan Bank of Chicago, at cost.............................           2,850           2,051
   Accrued interest receivable.....................................................           1,972           1,101
   Office properties and equipment.................................................           6,530           5,390
   Other assets....................................................................           1,544             781
                                                                                        -----------    ------------
      Total assets.................................................................        $420,876        $331,863
                                                                                        ===========    ============

Liabilities and stockholders' equity:

Liabilities:
   Deposit liabilities.............................................................        $269,582        $270,013
   Borrowed money..................................................................          57,000          24,000
   Payments by borrowers for taxes and insurance...................................             643             424
   Income taxes payable............................................................           1,264           1,596
   Accrued expenses and other liabilities..........................................           3,632           3,600
                                                                                        -----------     -----------
      Total liabilities............................................................         332,121         299,633
                                                                                        -----------     -----------

Stockholders' equity:
   Preferred stock, $0.01 par value, 2,000,000 shares authorized; none issued......              --              --
   Common stock $0.01 par value, 25,000,0000 shares authorized,
     issued 7,491,434 at December 31, 1998.........................................              75              --
   Additional paid in capital                                                                72,213              --
   Retained earnings-- substantially restricted....................................          31,758          31,494
   Treasury stock, at cost, 374,500 shares at December 31, 1998....................          (4,355)             --
   Unearned ESOP shares, 559,360 at December 31, 1998..............................          (8,364)             --
   Unearned stock award plan, 289,668 shares at December 31, 1998..................          (3,223)             --
   Accumulated other comprehensive income..........................................             651             736
                                                                                       ------------    ------------
      Total stockholders' equity...................................................          88,755          32,230
                                                                                       ------------    ------------

      Total liabilities and stockholders' equity...................................        $420,876        $331,863
                                                                                       ============    ============


                                                       EFC BANCORP, INC.
                                        UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET


                                                                                           AT DECEMBER 31, 1998
                                                                                      1,779,233 SHARES PURCHASED AT
                                                                                     ------------------------------
                                                                                         $10.00          $12.00
                                                                                       PER SHARE       PER SHARE
                                                                                     --------------  --------------
                                                                                             (IN THOUSANDS)
Assets
   Cash and cash equivalents:
       On hand and in banks........................................................      $    2,217      $    1,929
       Interest-bearing deposits with financial institutions.......................           3,270              --
   Loans receivable, net...........................................................         308,990         308,990
   Mortgage-backed securities available-for-sale, at fair value....................          17,880          17,880
   Investment securities available-for-sale at fair value..........................          57,637          57,637
   Foreclosed real estate..........................................................             193             193
   Stock in Federal Home Loan Bank of Chicago, at cost.............................           2,850           2,850
   Accrued interest receivable.....................................................           1,972           1,972
   Office properties and equipment.................................................           6,530           6,530
   Other assets....................................................................           1,545           1,545
                                                                                         -----------     -----------
      Total assets.................................................................      $  403,084      $  399,526
                                                                                         ===========     ===========

Liabilities and stockholders' equity:

Liabilities:
   Deposit liabilities.............................................................         269,582         269,582
   Borrowed money..................................................................          57,000          57,000
   Payments by borrowers for taxes and insurance...................................             643             643
   Income taxes payable............................................................           1,264           1,264
   Accrued expenses and other liabilities..........................................           3,632           3,632
                                                                                         ----------      ----------
      Total liabilities............................................................         332,121         332,121
                                                                                         ----------      ----------

Stockholders' equity:
   Preferred stock, $0.01 par value, 2,000,000 shares authorized; none issued......              --              --
   Common stock $0.01 par value, 25,000,0000 shares authorized,
     issued 7,491,434 at December 31, 1998.........................................              75              75
   Additional paid in capital                                                                72,213          72,213
   Retained earnings-- substantially restricted....................................          31,758          31,758
   Treasury stock, at cost, 2,153,733 shares at December 31, 1998..................         (22,147)        (25,706)
   Unearned ESOP shares, 559,360 at December 31, 1998..............................          (8,364)         (8,364)
   Unearned stock award plan, 289,668 shares at December 31, 1998..................          (3,222)         (3,222)
   Accumulated other comprehensive income..........................................             651             651
                                                                                         ----------      ----------
      Total stockholders' equity...................................................          70,963          67,405
                                                                                         ----------      ----------
      Total liabilities and stockholders' equity...................................        $403,084        $399,526
                                                                                         ==========      ==========



                                                 EFC BANCORP, INC.
                                       HISTORICAL CONSOLIDATED INCOME STATEMENT

                                                                                         YEAR ENDED DECEMBER 31,
                                                                                     -------------------------------
                                                                                           1998            1997
                                                                                     ---------------  --------------
                                                                                              (IN THOUSANDS)

Interest Income:
    Loans secured by real estate...................................................     $20,806         $18,875
    Other loans....................................................................       1,256             905
    Mortgage-backed securities available for sale..................................       1,146           1,388
    Investment securities and mutual funds available for sale......................       5,108           3,309
                                                                                      ---------       ---------
         Total interest income.....................................................      28,316          24,477
                                                                                      ---------       ---------

Interest expense:
   Deposits........................................................................      11,825          11,808
   Borrowed money..................................................................       2,273           1,441
                                                                                      ---------       ---------
      Total interest expense.......................................................      14,098          13,249
                                                                                      ---------       ---------

    Net interest income before provision for loan losses...........................      14,218          11,228
Provision for loan losses..........................................................         293             354
                                                                                      ---------       ---------
    Net interest income after provision for loan losses............................      13,925          10,874
                                                                                      ---------       ---------

Noninterest income:
    Service fees...................................................................         693             601
    Real estate and insurance commissions..........................................          92             158
    Gain (loss) on sale of foreclosed real estate..................................         (12)              8
    Gain on sale of securities.....................................................          12              --
    Other..........................................................................         121              34
                                                                                     ----------       ---------
        Total noninterest income...................................................         906             801
                                                                                     ----------       ---------

Noninterest expense:
    Compensation and benefits......................................................       4,581           3,916
    Office building, net...........................................................         313             304
    Depreciation and repairs.......................................................         704             623
    Data processing................................................................         393             312
    Federal insurance premiums.....................................................         177             163
    NOW account operating expenses.................................................         260             236
    Foundation contribution........................................................       5,549              --
    Other..........................................................................       2,580           2,045
                                                                                     ----------       ---------
        Total noninterest expense..................................................      14,557           7,599
                                                                                     ----------       ---------

        Income before income taxes.................................................         274           4,076
Income tax expense.................................................................          10           1,388
                                                                                     ----------       ---------
        Net income.................................................................     $   264         $ 2,688
                                                                                     ==========       =========

Loss per share:
    Basic..........................................................................     $ (0.08)           N/A
    Diluted........................................................................       (0.08)           N/A


                                                        14


                                                  EFC BANCORP, INC.
                                        PRO FORMA CONSOLIDATED INCOME STATEMENT

                                                                                                 YEAR ENDED
                                                                                              DECEMBER 31, 1998
                                                                                        1,779,233 SHARES PURCHASED AT
                                                                                      ---------------------------------
                                                                                            $10.00          $12.00
                                                                                           PER SHARE       PER SHARE
                                                                                      ----------------- --------------
                                                                                                (IN THOUSANDS)

Interest Income:
    Loans secured by real estate..............................................              $20,806         $20,806
    Other loans...............................................................                1,256           1,256
    Mortgage-backed securities available for sale...............................              1,146           1,146
    Investment securities and mutual funds available for sale...................              4,467           4,339
                                                                                             ------          ------
         Total interest income..................................................             27,675          27,547
                                                                                             ------          ------

Interest expense:
   Deposits.....................................................................             11,825          11,825
   Borrowed money...............................................................              2,273           2,273
                                                                                             ------          ------
      Total interest expense....................................................             14,098          14,098
                                                                                             ------          ------

    Net interest income before provision for loan losses........................             13,577          13,449
Provision for loan losses.......................................................                293             293
                                                                                             ------          ------
    Net interest income after provision for loan losses.........................             13,284          13,156
                                                                                             ------          ------

Noninterest income:
    Service fees................................................................                693             693
    Real estate and insurance commissions.......................................                 92              92
    Gain (loss) on sale of foreclosed real estate...............................                (12)            (12)
    Gain on sale of securities..................................................                 12              12
    Other.......................................................................                121             121
                                                                                             ------          ------
        Total noninterest income................................................                906             906
                                                                                             ------          ------

Noninterest expense:
    Compensation and benefits...................................................              4,581           4,581
    Office building, net........................................................                313             313
    Depreciation and repairs....................................................                704             704
    Data processing.............................................................                393             393
    Federal insurance premiums..................................................                177             177
    NOW account operating expenses..............................................                260             260
    Foundation contribution.....................................................              5,549           5,549
    Other.......................................................................              2,580           2,580
                                                                                             ------          ------
        Total noninterest expense...............................................             14,557          14,557
                                                                                             ------          ------

        Loss before income taxes................................................               (367)           (495)
Income tax benefit..............................................................               (142)           (192)
                                                                                             -------         ------
        Net loss................................................................            $  (225)        $  (303)
                                                                                             =======         ======

Loss per share:
    Basic.......................................................................            $ (0.04)        $ (0.06)
    Diluted.....................................................................              (0.04)          (0.06)




                                                 EFC BANCORP, INC.
                                       SELECTED HISTORICAL FINANCIAL RATIOS



                                                                                                 YEAR ENDED DECEMBER 31,
                                                                                             ------------------------------
                                                                                                  1998            1997
                                                                                             --------------  --------------

Selected Ratios:
   Financial Performance:
     Return on average assets........................................................              0.06%           0.82%
     Return on average equity........................................................              0.34%           8.67%

   Capital:
     Dividend payout ratio...........................................................                 --              --
     Shareholders' equity to total assets............................................              16.78%           9.67%
     Book value per share............................................................             $12.47          $   --

   Asset quality:
     Allowance for loan losses as a percent of loans.................................               0.44%           0.46%
     Allowance for loan losses as a percent of nonperforming loans...................             136.47%          57.68%
     Nonperforming loans to total loans before net items.............................               0.32%           0.79%



                                                 EFC BANCORP, INC.
                                   UNAUDITED SELECTED PRO FORMA FINANCIAL RATIOS

                                                                                               YEAR ENDED DECEMBER 31, 1998
                                                                                             ---------------------------------
                                                                                                    SHARES PURCHASED AT
                                                                                             ---------------------------------
                                                                                                 $10.00            $12.00
                                                                                               PER SHARE          PER SHARE
                                                                                             --------------    ---------------

Selected Ratios:
   Financial Performance:
     Return on average assets........................................................              (0.06%)         (0.07%)
     Return on average equity........................................................              (0.32%)         (0.45%)
   Capital:
     Dividend payout ratio...........................................................                --              --
     Stockholders' equity to total assets............................................              17.61%          16.87%
     Book value per share............................................................             $13.29          $12.63

   Asset quality:
     Allowance for loan losses as a percent of loans.................................               0.44%           0.44%
     Allowance for loan losses as a percent of nonperforming loans...................             136.47%         136.47%
     Nonperforming loans to total loans..............................................               0.32%           0.32%


                                 EFC Bancorp, Inc.
                 Notes to Unaudited Pro Forma Financial Information

         (1) The pro forma financial information reflects the repurchase of 1,779,233 Shares at $10.00 and $12.00 per share, as appropriate.

         (2) The balance sheet data gives effect to the purchase of Shares as of the balance sheet date. The income statement data gives effect to the purchase of Shares as of the beginning of each period presented.

         (3) The funds used to purchase Shares were considered to have been provided by cash and overnight funds and interest-bearing deposits with financial institutions. The pro forma data assumes a rate of interest of 3.6% on interest-earning deposits and a statutory tax rate of 38.7% for the year ended December 31, 1998.

         (4) No effect has been given to the $215,000 in costs estimated to be incurred in connection with the Purchase Offer. Such costs are not expected to be material and will be capitalized as part of the cost of the stock purchased.


                            10.  SOURCE AND AMOUNT OF FUNDS

         Assuming that the Company purchases 1,779,233 Shares pursuant to the Offer at a price of $12.00 per Share, the total amount required by the Company to purchase such Shares will be $21.4 million, exclusive of fees and other expenses. The Company will fund such purchases with cash held by the Company.


                  11.  INTEREST OF DIRECTORS AND EXECUTIVE OFFICERS;
                    TRANSACTIONS AND ARRANGEMENTS CONCERNING SHARES

         As of March 31, 1999, the Company had issued and outstanding 7,116,934 shares of common stock. The 1,779,233 Shares that the Company is offering to purchase represent approximately 25% of the outstanding Shares. As of April 16, 1999, the Company's directors and executive officers as a group (13 persons) beneficially owned an aggregate of 582,526 Shares representing approximately 8.19% of the outstanding Shares. As of March 31, 1999, the ESOP held 599,314 shares, representing approximately 8.42% of the shares outstanding.

         Neither the Company, nor any subsidiary of the Company nor, to the best of the Company's knowledge, any of the Company's directors or executive officers, nor any affiliates of any of the foregoing, had any transactions involving the Shares during the 40 business days prior to the date hereof.

         Executive officers and directors of the Company may participate in the Offer on the same basis as the Company's other shareholders. The Company has been advised that two of its directors intend to tender Shares pursuant to the Offer. The table below identifies the directors of the Company that intend to tender their Shares and sets forth the number of Shares each expects to tender. The trustee of the ESOP has advised the Company that it does not intend to tender any Shares pursuant to the Offer.



Name                                                      Shares to be Tendered
----                                                      ---------------------

Vincent C. Norton
  Director and Vice President                                     10,000
Ralph W. Helm, Jr.
  Director                                                         6,200


The price at which such tenders will be made has not been determined.

         The table below identifies each executive officer and director of the Company and sets forth the number of Shares owned (including Shares held under the ESOP and excluding any shares that could in the future be acquired upon the exercise of stock options because no stock options are currently exercisable) and the percent of Shares owned to the total number of Shares outstanding as of April 16, 1999. Subject to the terms of the Offer, all or a portion of such Shares could be tendered.


                                              SHARES
NAME                                          OWNED                          TOTAL
----                                      --------------                  ------------
DIRECTORS
John J. Brittain
  Chairman of the Board                       69,351                         69,351
Leo M. Flanagan
  Vice Chairman of the Board                  45,417                         45,417
Barrett J. O'Connor
  Director, President and CEO                 61,797                         61,797
James J. Kovac
  Director, SVP and CFO                       83,911                         83,911
Peter A. Traeger
  Director                                    34,000                         34,000
James A. Alpeter
  Director                                       500                            500
Vincent C. Norton
  Director and Vice President                 53,231                         53,231
Ralph W. Helm, Jr.
  Director                                    60,200                         60,200
Thomas I. Anderson
  Director                                    44,000                         44,000

EXECUTIVE OFFICERS
James R. Schneff
  Vice President Lending                      35,035                         35,035
Joseph E. Stanczak
  Vice President and Treasurer                33,170                         33,170
Sandra L. Sommers
  Vice President Savings                      31,996                         31,996
Jerry L. Gosse
  Vice President Compliance
  Officer                                     29,918                         29,918
                                             -------                        -------

      Total shares owned.........            582,526                        582,526
                                             -------                        -------

Shares owned as a percent
  of shares outstanding at
   March 31, 1999................               8.19%                          8.19%

Shares owned as a percent of
   shares outstanding assuming
   tender and purchase of
    1,779,233 shares.............              10.61%                         10.61%
                                             -------                        -------


         Except for outstanding options to purchase Shares granted to certain employees (including executive officers) of the Company, and except as otherwise described herein, neither the Company nor, to the best of the Company's knowledge, any of its affiliates, directors or executive officers, or any of the directors or executive officers of any of its affiliates, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the Offer with respect to any securities of the Company including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations.

         Except as disclosed in this Offer, the Company has no plans or proposals which relate to or would result in: (a) the acquisition by any person of additional securities of the Company or the disposition of securities of the Company; (b) an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company or its subsidiary; (c) a sale or transfer of a material amount of assets of the Company or its subsidiary; (d) any change in the present Board of Directors or management of the Company; (e) any material change in the present dividend rate or policy, or indebtedness or capitalization of the Company; (f) any other material change in the Company's corporate structure or business; (g) any change in the Company's Certificate of Incorporation or Bylaws or any actions which may impede the acquisition of control of the Company by any person; (h) a class of equity security of the Company being delisted from a national securities exchange; (i) a class of equity securities of the Company becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act; or (j) the suspension of the Company's obligation to file reports pursuant to Section 15(d) of the Exchange Act.

                12. EFFECTS OF THE OFFER ON THE MARKET FOR SHARES;
                        REGISTRATION UNDER THE EXCHANGE ACT

         The Company's purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise be traded publicly and may reduce the number of shareholders. Nonetheless, the Company anticipates that there will be a sufficient number of Shares outstanding and publicly traded following consummation of the Offer to ensure a continued trading market for the Shares. Based upon published guidelines of the AMEX, the Company believes that following its purchase of Shares pursuant to the Offer, the Company's remaining Shares will continue to qualify to be quoted on the AMEX.

         The Shares are currently "margin securities" under the rules of the Board of Governors of the Federal Reserve System ("Federal Reserve Board"). This has the effect, among other things, of allowing brokers to extend credit to their customers using such Shares as collateral. The Company believes that, following the purchase of Shares pursuant to the Offer, the Shares will continue to be "margin securities" for purposes of the Federal Reserve Board's margin regulations.

         The Shares are registered under the Exchange Act, which requires, among other things, that the Company furnish certain information to its shareholders and the U.S. Securities and Exchange Commission ("Commission") and comply with the Commission's proxy rules in connection with meetings of the Company's shareholders.

                 13.  CERTAIN LEGAL MATTERS; REGULATORY APPROVALS

         The Company is not aware of any license or regulatory permit that appears to be material to the Company's business that might be adversely affected by the Company's acquisition of Shares as contemplated herein or of any approval or other action by, or any filing with, any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of Shares by the Company, as contemplated herein. Should any such approval or other action be required, the Company presently contemplates that such approval or other action will be sought. The Company is unable to predict whether it may determine that it is required to delay the acceptance for payment of or payment for Shares tendered pursuant to the Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to the Company's business. The Company's obligations under the Offer to accept for payment and pay for Shares is subject to certain conditions. See Section 6.

                    14.  CERTAIN FEDERAL INCOME TAX CONSEQUENCES

GENERAL

         The following is a discussion of the material United States federal income tax consequences to shareholders with respect to a sale of Shares pursuant to the Offer. The discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), U S Department of Treasury regulations, Internal Revenue Service ("IRS") rulings and judicial decisions, all in effect as of the date hereof and all of which are subject to change (possibly with retroactive effect) by subsequent legislative, judicial or administrative action. The discussion does not address all aspects of United States federal income taxation that may be relevant to a particular shareholder in light of such shareholder's particular circumstances or to certain types of holders subject to special treatment under the United States federal income tax laws (such as certain financial institutions, tax-exempt organizations, life insurance companies, dealers in securities or currencies, employee benefit plans or shareholders holding the Shares as part of a conversion transaction, as part of a hedge or hedging transaction, or as a position in a straddle for tax purposes). In addition, the discussion below does not consider the effect of any foreign, state, local or other tax laws that may be applicable to particular shareholders. The discussion assumes that the Shares are held as "capital assets" within the meaning of Section 1221 of the Code.

The Company has neither requested nor obtained a written opinion of counsel or a ruling from the IRS with respect to the tax matters discussed below.

         EACH SHAREHOLDER SHOULD CONSULT HIS OR HER OWN TAX ADVISOR AS TO THE PARTICULAR UNITED STATES FEDERAL INCOME TAX CONSEQUENCES TO THAT SHAREHOLDER OF TENDERING SHARES PURSUANT TO THE OFFER AND THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS AND RECENT CHANGES IN APPLICABLE TAX LAWS.

CHARACTERIZATION OF THE SURRENDER OF SHARES PURSUANT TO THE OFFER

         The surrender of Shares by a shareholder to the Company pursuant to the Offer will be a taxable transaction for United States federal income tax purposes. The United States federal income tax consequences to a shareholder may vary depending upon the shareholder's particular facts and circumstances. Under
Section 302 of the Code, the surrender of Shares by a shareholder to the Company pursuant to the Offer will be treated as a "sale or exchange" of such Shares for United States federal income tax purposes (rather than as a distribution by the Company with respect to the Shares held by the tendering shareholder) if the receipt of cash upon such surrender (i) is "substantially disproportionate" with respect to the shareholder, (ii) results in a "complete redemption" of the shareholder's interest in the Company, or (iii) is "not essentially equivalent to a dividend" with respect to the shareholder (each as described below).

         If any of the above three tests is satisfied, and the surrender of the Shares is therefore treated as a "sale or exchange" of such Shares for United States federal income tax purposes, the tendering shareholder will recognize gain or loss equal to the difference between the amount of cash received by the shareholder and the shareholder's tax basis in the Shares surrendered pursuant to the Offer. Any such gain or loss will be capital gain or loss, and will be long term capital gain or loss if the Shares have been held for more than one year.

         If  none  of  the  above  three  tests  is  satisfied,   the  tendering
shareholder will be treated as having received a distribution by the Company with respect to such shareholder's Shares in an amount equal to the cash received by the shareholder pursuant to the Offer. The distribution will be treated as a dividend taxable as ordinary income to the extent of the Company's current or accumulated earnings and profits for tax purposes. The amount of the distribution in excess of the Company's current or accumulated earnings and profits will be treated as a return of the shareholder's tax basis in the
Shares, and then as gain from the sale or exchange of such Shares. If a shareholder is treated as having received a distribution by the Company with respect to his or her Shares, the shareholder's tax basis in his or her remaining Shares will generally be adjusted to take into account the shareholder's return of basis in the Shares tendered.

CONSTRUCTIVE OWNERSHIP

         In determining whether any of the three tests under Section 302 of the Code is satisfied, shareholders must take into account not only the Shares that are actually owned by the shareholder, but also Shares that are constructively owned by the shareholder within the meaning of Section 318 of the Code. Under
Section 318 of the Code, a shareholder may constructively own Shares actually owned, and in some cases constructively owned, by certain related individuals or entities and Shares that the shareholder has the right to acquire by exercise of an option or by conversion.

PRORATION

         Contemporaneous dispositions or acquisitions of Shares by a shareholder or related individuals or entities may be deemed to be part of a single integrated transaction and may be taken into account in determining whether any of the three tests under Section 302 of the Code has been satisfied. Each shareholder should be aware that because proration may occur in the Offer, even if all the Shares actually and constructively owned by a shareholder are tendered pursuant to the Offer, fewer than all of such Shares may be purchased by the Company. Thus, proration may affect whether the surrender by a shareholder pursuant to the Offer will meet any of the three tests under Section 302 of the Code.

SECTION 302 TESTS

         The receipt of cash by a shareholder will be "substantially disproportionate" if the percentage of the outstanding Shares in the Company actually and constructively owned by the shareholder immediately following the surrender of Shares pursuant to the Offer is less than 80% of the percentage of the outstanding Shares actually and constructively owned by such shareholder immediately before the sale of Shares pursuant to the Offer. Shareholders should consult their tax advisors with respect to the application of the "substantially disproportionate" test to their particular situation.

         The receipt of cash by a shareholder will be a "complete redemption" if either (i) the shareholder owns no Shares in the Company either actually or constructively immediately after the Shares are surrendered pursuant to the Offer, or (ii) the shareholder actually owns no Shares in the Company immediately after the surrender of Shares pursuant to the Offer and, with respect to Shares constructively owned by the shareholder immediately after the Offer, the shareholder is eligible to waive (and effectively waives) constructive ownership of all such Shares under procedures described in Section 302(c) of the Code. A director, officer or employee of the Company is not eligible to waive constructive ownership under the procedures described in
Section 302(c) of the Code.

         Even if the receipt of cash by a shareholder fails to satisfy the "substantially disproportionate" test or the "complete redemption" test, a shareholder may nevertheless satisfy the "not essentially equivalent to a dividend" test if the shareholder's surrender of Shares pursuant to the Offer results in a "meaningful reduction" in the shareholder's interest in the Company. Whether the receipt of cash by a shareholder will be "not essentially equivalent to a dividend" will depend upon the individual shareholder's facts and circumstances. The IRS has indicated in published rulings that even a small reduction in the proportionate interest of a small minority shareholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a "meaningful reduction". Shareholders expecting to rely upon the "not essentially equivalent to a dividend" test should consult their own tax advisors as to its application in their particular situation.

CORPORATE SHAREHOLDER DIVIDEND TREATMENT

         If a sale of Shares by a corporate shareholder is treated as a dividend, the corporate shareholder may be entitled to claim a deduction equal to 70% of the dividend under Section 243 of the Code, subject to applicable limitations.  Corporate  shareholders  should,  however,  consider the effect of
Section 246(c) of the Code, which disallows the 70% dividends received deduction with respect to stock that is held for 45 days or less. For this purpose, the length of time a taxpayer is deemed to have held stock may be reduced by periods during which the taxpayer's risk of loss with respect to the stock is diminished by reason of the existence of certain options or other transactions. Moreover, under Section 246A of the Code, if a corporate shareholder has incurred indebtedness directly attributable to an investment in Shares, the 70% dividends-received deduction may be reduced.

         In addition, amounts received by a corporate shareholder pursuant to the Offer that are treated as a dividend may constitute an "extraordinary dividend" under Section 1059 of the Code. The "extraordinary dividend" rules of the Code are highly complicated. Accordingly, any corporate shareholder that might have a dividend as a result of the sale of shares pursuant to the Offer should review the "extraordinary dividend" rules to determine the applicability and impact of such rules to it.

ADDITIONAL TAX CONSIDERATIONS

         The distinction between long-term capital gains and ordinary income is relevant because, in general, individuals currently are subject to taxation at a reduced rate on their "net capital gain" (i e., the excess of net long-term capital gains over net short-term capital losses) for the year. Tax rates on long-term capital gain for individual shareholders vary depending on the shareholder's income and holding period for the Shares. In particular, reduced tax rates apply to gains recognized by an individual from the sale of capital assets held for more than one year (currently 20 percent or less).

         Shareholders are urged to consult their own tax advisors regarding any possible impact on their obligation to make estimated tax payments as a result of the recognition of any capital gain (or the receipt of any ordinary income) caused by the surrender of any Shares to the Company pursuant to the Offer.

FOREIGN SHAREHOLDERS

         The Company will withhold United States federal income tax at a rate of 30% from gross proceeds paid pursuant to the Offer to a foreign shareholder or his agent, unless the Company determines that a reduced rate of withholding is applicable pursuant to a tax treaty or that an exemption from withholding is applicable because such gross proceeds are effectively connected with the conduct of a trade or business by the foreign shareholder within the United States. For this purpose, a foreign shareholder is any shareholder that is not
(i) a citizen or resident of the United States, (ii) a domestic corporation or domestic partnership, (iii) an estate the income of which from sources without the United States is effectively connected with the conduct of a trade or business within the United States, or (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust, and one or more United States persons have the authority to control all substantial decisions of the trust. Without definite knowledge to the contrary, the Company will determine whether a shareholder is a foreign shareholder by reference to the shareholder's address. A foreign shareholder may be eligible to file for a refund of such tax or a portion of such tax if such shareholder (i) meets the "complete redemption," "substantially disproportionate" or "not essentially equivalent to a dividend" tests described above, (ii) is entitled to a reduced rate of withholding pursuant to a treaty and the Company withheld at a higher rate, or (iii) is otherwise able to establish that no tax or a reduced amount of tax was due. In order to claim an exemption from withholding on the ground that gross proceeds paid pursuant to the Offer are effectively connected with the conduct of a trade or business by a foreign shareholder within the United States or that the foreign shareholder is entitled to the benefits of a tax treaty, the foreign shareholder must deliver to the Depositary (or other person who is otherwise required to withhold United States tax) a properly executed statement claiming such exemption or benefits. Such statements may be obtained from the Depositary. Foreign shareholders are urged to consult their own tax advisors regarding the application of United States federal income tax withholding, including eligibility for a withholding tax reduction or exemption and the refund procedures.

BACKUP WITHHOLDING

         See Section 3 with respect to the application of the United States federal income tax backup withholding

         THE TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT APPLY TO SHARES ACQUIRED IN CONNECTION WITH THE EXERCISE OF STOCK OPTIONS OR PURSUANT TO OTHER COMPENSATION ARRANGEMENTS WITH THE COMPANY. THE TAX CONSEQUENCES OF A SALE PURSUANT TO THE OFFER MAY VARY DEPENDING UPON, AMONG OTHER THINGS, THE PARTICULAR CIRCUMSTANCES OF THE TENDERING SHAREHOLDER. NO INFORMATION IS PROVIDED HEREIN AS TO THE STATE, LOCAL OR FOREIGN TAX
CONSEQUENCES OF THE TRANSACTION CONTEMPLATED BY THE OFFER. SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE PARTICULAR FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES TO THEM OF TENDERING SHARES PURSUANT TO THE OFFER AND THE EFFECT OF THE STOCK OWNERSHIP ATTRIBUTION RULES DESCRIBED ABOVE.

            15.  EXTENSION OF TENDER PERIOD; TERMINATION; AMENDMENTS

         The Company expressly reserves the right, in its sole discretion and at any time or from time to time, to extend the period of time during which the Offer is open by giving oral or written notice of such extension to the Depositary and making a public announcement thereof. There can be no assurance, however, that the Company will exercise its right to extend the Offer. During any such extension, all Shares previously tendered will remain subject to the Offer, except to the extent that such Shares may be withdrawn as set forth in
Section 4. The Company also expressly reserves the right, in its sole discretion, (i) to terminate the Offer and not accept for payment any Shares not previously accepted for payment or, subject to Rule 13e-4(f)(5) under the Exchange Act, which requires the Company either to pay the consideration offered or to return the Shares tendered promptly after the termination or withdrawal of the Offer, to postpone payment for Shares upon the occurrence of any of the conditions specified in Section 6 hereof, by giving oral or written notice of such termination to the Depositary and making a public announcement thereof, and (ii) at any time, or from time to time, to amend the Offer in any respect. Amendments to the Offer may be effected by public announcement. Without limiting the manner in which the Company may choose to make public announcement of any extension, termination or amendment, the Company shall have no obligation (except as otherwise required by applicable law) to publish, advertise or otherwise communicate any such public announcement, other than by making a release to the Dow Jones News Service, except in the case of an announcement of an extension of the Offer, in which case the Company shall have no obligation to publish, advertise or otherwise communicate such announcement other than by issuing a notice of such extension by press release or other public announcement, which notice shall be issued no later than 9:00 a.m., Eastern Time, on the next business day after the previously scheduled Expiration Date. Material changes to information previously provided to holders of the
Shares  in  this Offer  or  in  documents furnished  subsequent  thereto will be disseminated to holders of Shares in compliance with Rule 13e-4(e)(2) promulgated by the Commission under the Exchange Act.

         If the Company materially changes the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, the Company will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(2) under the Exchange Act. Those rules require that the minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer (other than a change in price, change in dealer's soliciting fee or change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. In a published release, the Commission has stated that in its view, an offer should remain open for a minimum of five business days from the date that notice of such a material change is first published, sent or given. The Offer will continue or be extended for at least ten business days from the time the Company publishes, sends or gives to holders of Shares a notice that it will (a) increase or decrease the price it will pay for Shares or the amount of the Dealer Manager/Information Agents soliciting fee, or (b) increase (except for an increase not exceeding 2% of the outstanding shares) or decrease the number of Shares it seeks.

                            16.  FEES AND EXPENSES

         Keefe, Bruyette & Woods, Inc. will act as Dealer Manager/Information Agent for the Company in connection with the Offer. For its services, the Company has agreed to pay the Dealer Manager/Information Agent an advisory fee of $25,000 and, upon acceptance for and payment of Shares pursuant to the Offer, a total of $0.10 per Share purchased by the Company pursuant to the Offer, less the $25,000 advisory fee.

         The Dealer Manager/Information Agent may contact shareholders by mail, telephone, facsimile, telex, telegraph, or other electronic means and personal interviews, and may request brokers, dealers and other nominee shareholders to forward materials relating to the Offer to beneficial owners. The Depositary and the Dealer Manager/Information Agent will receive reasonable and customary compensation for their services and will also be reimbursed for certain out-of-pocket expenses. The Company has agreed to indemnify the Depositary and the Dealer Manager/Information Agent against certain liabilities, including certain liabilities under the federal securities laws, in connection with the Offer. Neither the Dealer Manager/Information Agent nor the Depositary has been retained to make solicitations or recommendations in connection with the Offer.

         The Company has retained LaSalle National Bank as Depositary.

         The Company will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer (other than the fee of the Dealer Manager/Information Agent). The Company will, upon request, reimburse brokers, dealers, commercial banks and trust companies for reasonable and customary handling and mailing expenses incurred by them in forwarding materials relating to the Offer to their customers.

                          17.  ADDITIONAL INFORMATION

         The Company is subject to the informational requirements of the Exchange Act and, in accordance therewith, files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W. , Washington, D C. 20549 and at the Commission's regional offices at 7 World Trade Center, 13th Floor, Suite 1300, New York, New York 10048 and Suite 1400, Citicorp
Center, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material may also be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Such information may also be accessed electronically by means of the Commission's home page on the Internet (http://www.sec.gov).

                               18.  MISCELLANEOUS

         Pursuant to Rule 13e-4 under the Exchange Act, the Company has filed with the Commission an Issuer Tender Offer Statement on Schedule 13e-4 which contains additional information with respect to the Offer. Such Schedule 13e-4, including the exhibits and any amendments thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in
Section 17 with respect to information concerning the Company.

         The Offer is being made to all holders of Shares. The Company is not aware of any state where the making of the Offer is prohibited by administrative or judicial action pursuant to a valid state statute. If the Company becomes aware of any valid state statute prohibiting the making of the Offer, the Company will make a good faith effort to comply with such statute. If, after such good faith effort, the Company cannot comply with such statute, the Offer will not be made to, nor will tenders be accepted from or on behalf of, holders of Shares in such state. In those jurisdictions whose securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Company by the Dealer Manager/Information Agent or one or more registered brokers or dealers licensed under the laws of such jurisdictions.


                                                     EFC BANCORP, INC.

Date:  April 22, 1999





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


              The Dealer Manager/Information Agent for the Offer is


                          KEEFE, BRUYETTE & WOODS, INC
                               211 Bradenton Avenue
                              Dublin, Ohio 43017-3541
                             Toll free: (877) 298-6520


         Any questions concerning the terms of the Offer, tender procedures or requests for additional copies of this Offer to Purchase, the Letter of Transmittal or other tender offer materials may be directed to the Dealer Manager/Information Agent.




                         The Depositary for the Offer is:

                               LASALLE NATIONAL BANK


By Mail or Overnight Delivery:                         By Hand:

135 South LaSalle Street                    IBJ Whitehall Bank and Trust Company
Room 1811                                   One State Street
Chicago, Illinois  60603                    New York, New York  10004
ATTN:  John Abraham                         ATTN:  Custody Operations
                                                   Receive and Delivery


                                  Investor Relations
                           Telephone Number: (800) 246-5761
                           Facsimile Number: (312) 904-2236



                                     April 22, 1999